Exhibit 10.12

Certain confidential information contained in this exhibit have been omitted by means of redacting a portion of the text and replacing it with [***], pursuant to Regulation S-K Item 601(b) of the Securities Act of 1933, as amended. Certain confidential information has been excluded from this exhibit because it is: (i) not material; and (ii) the registrant treats such information as private or confidential.

MASTER MANUFACTURING AND SUPPLY AGREEMENT

Between

ALLERGAN SALES, LLC

And

DPT LABORATORIES, LTD.

Effective Date
August 16, 2018

AGREEMENT
This Master Manufacturing and Supply Agreement is entered into as of the 16th day of August, 2018 (“Effective Date”) by and between Allergan Sales, LLC (“Allergan”), a Delaware limited liability company, and DPT Laboratories, Ltd. (“Contractor”), a Texas limited partnership (the “Agreement”). The Parties agree that the Agreement is entered into on behalf of the Parties and their respective Affiliates.
WHEREAS, Allergan (i) has either obtained regulatory approval to market the pharmaceutical products listed in the Product Schedules attached hereto, or (ii) intends to seek regulatory approval to market the Products in the United States of America and other countries as listed in the applicable Product Schedule; and
WHEREAS, Contractor has the necessary facilities, equipment, personnel and professional expertise to manufacture, package, distribute, test, and ship Product; and
WHEREAS, Allergan desires to establish Contractor as manufacturer and/or packager of the Product as indicated in the Attachments;
NOW, THEREFORE, in consideration of the above and of the promises and mutual covenants, agreements, guarantees and representations contained herein and intending to be legally bound, the Parties agree as follows:
ARTICLE 1
INTERPRETATION/DEFINITIONS
The following terms shall, unless the context otherwise requires, have the following meanings, respectively:
“Affiliate” Affiliate shall mean
(a)A business entity which owns, directly or indirectly, a controlling interest in a Party to this Agreement, by stock ownership or otherwise; or
(b)A business entity which is owned by a Party to this Agreement, either directly or indirectly, by stock ownership or otherwise; or
(c)A business entity, the majority ownership of which is directly or indirectly common to the majority ownership of a Party to this Agreement.
“Allergan Material” means any material, including but not limited to, API, excipients, Intermediate Product and packaging components provided by Allergan to contractor at no cost for use in the Processing of the product.
“API” API shall mean the compound, as further described in the Product Schedules attached hereto with respect to a specific Product, that, unless the Parties agree otherwise in a Product Schedule with respect to a specific Product, has been released by Allergan and provided to Contractor, along with a certificate of analysis, as provided hereafter in this Agreement.
“API and/or Intermediate Product Value” API and/or Intermediate Product Value shall mean the monetary value of the API and/or Intermediate Product as detailed on the applicable Product Schedule.

“Approval Date” Approval Date shall mean the date on which a Batch of Product is approved for release by Contractor Quality Assurance. Contractor Quality Assurance shall not approve or release a Batch of Product until it has reviewed and approved the completed Batch Record for the relevant Product.
“Batch” Batch shall mean one (1) production lot of a specific Product.
“Batch Record” Batch Record shall mean the document(s) created as and after each Batch is processed and/or packaged that, when complete and accurate, reflects and incorporates all aspects of the Master Batch Record and/or Master Packaging Record, the Certificate of Analysis, Certificate of Manufacture, Certificate of Sampling, and any Manufacturing Investigation or Deviation reports issued, with respect to such Batch.
“Calendar Year” Calendar Year shall mean any twelve month period commencing on January 1.
“Certificate of Analysis” Certificate of Analysis shall mean a certificate issued by Contractor stating that a Batch has been Processed and/or Packaged in accordance with the Master Batch Record and/or Master Packaging Record and stating the final release results.
“Certificate of Manufacture” Certificate of Manufacture shall mean a certificate issued by Contractor stating that a batch has been Processed and/or Packaged in accordance with registration documents and in conformity with GMPs.
“Certificate of Sampling” Certificate of Sampling shall mean a certificate issued by Contractor stating that product sampling for a batch has been performed in accordance with an Allergan-approved sampling plan and procedure.
“Change Control” Change Control shall mean the quality assurance process by which any change which affects a specific Product or its regulatory filings, including but not limited to changes in the Specifications, Process, Packaging, Raw Materials, Containers, Components, or Facility is agreed to, reviewed and approved in writing prior to implementation by both Allergan and Contractor as specified in the Quality Agreement.
“Components” Components shall mean the materials used for Packaging a specific Product as identified in the Master Batch Record or Master Packaging Record.
“Confidential Information” Confidential Information shall mean a Party’s technology, data, know-how, or information whether written or oral, technical or non-technical, including, but not limited to, financial statements, reports, pricing, trade secrets, secret processes, formulae, samples, customer data (including customer lists), and the like, that is disclosed to the other Party.
“Containers” Containers shall mean packaging boxes and shipping containers.
“Contract Manufacturing Services” means all operations (including but not limited to Materials testing and release, receiving, processing, packaging, quality control testing, storage documentation, and/or shipment and stability testing) required to produce the Products.
“Contract Year” Contract Year shall mean a twelve (12) month period commencing on each anniversary of the Effective Date during the term of this Agreement.

“Directions for Testing” Directions for Testing shall mean the quality control analytical methods used for testing of a specific Product, Raw Materials, Components and Containers with respect thereto.
“Equipment” Equipment shall mean any and all of the equipment used in the Processing and/or Packaging and testing of a specific Product, whether such Equipment is the property of Contractor or Allergan.
“Facility” Facility shall mean Contractor’s facility as identified in the applicable Product Schedule attached hereto.
“FDA” FDA shall mean the United States Food and Drug Administration.
“Finished Product” Finished Product shall mean a specific Product at the completion of Processing and/or Packaging into the final form to be supplied by Contractor.
“GMPs” GMPs shall mean the then-current good manufacturing practices applicable to the manufacture of pharmaceutical products for human use as laid down in U.S. C.F.R. (Title 21, Parts 210-211) and European Community Guide to Good Manufacturing Practices.
“Hazardous Waste” Hazardous Waste shall mean all hazardous waste, as defined by applicable federal, state, and local laws and regulations, to the extent the same arise out of Contractor’s Processing and/or Packaging of a specific Product in accordance with this Agreement.
“Intermediate Product” Intermediate Product shall mean a material supplied by Allergan to Contractor for further Processing and/or Packaging, which Intermediate Product shall be set forth on the applicable Product Schedule, attached hereto, or incorporated by reference and made part of this Agreement, with respect to the specific Product.
“Initial Term” Initial Term is as set forth in Section 14.
“Labeling” Labeling shall mean all printed labeling, including but not limited to, labels, package inserts and cartons, for a specific Product.
“Latent Defect” means Product which is defective such that the related non-conformance of Product or defect is not readily discoverable based on Allergan’s normal incoming-goods inspections.
“Lot Number” Lot Number shall mean the unique number applied to a Batch of Product by Allergan and/or Contractor; provided, however, that all Batches with respect to a Product shall reference the Allergan number.
“Manufacturing Investigation or Deviation Report” Manufacturing Investigation or Deviation Report shall mean a report indicating any deviation from the Processing and/or Packaging procedures with respect to a Product as set forth in the Quality Agreement.
“Manufacturing Schedule” Manufacturing Schedule shall mean the [***] or [***] rolling schedule for Processing and/or Packaging of a specific Product at the Facility as prepared by Contractor and accepted by Allergan.
“Master Batch Record” Master Batch Record shall mean the document containing the formula (listing API and/or Intermediate Product and Raw Materials), procedures for the Processing, quality control and assurance of a specific Product, and in-process and finished

Product Specifications for such Product as set forth in the applicable Product Schedule with respect to such Product, and reviewed and approved by both Contractor and Allergan Quality Assurance.
“Master Packaging Record” Master Packaging Record shall mean the document containing a specific Product description (listing Intermediate Product, Components, Containers and Labeling), procedures for the Packaging, quality control and assurance of a specific Product, and in-process and finished Specifications for the Product as set forth in the applicable Product Schedule with respect to such Product; and reviewed and approved by both Contractor and Allergan Quality Assurance.
“Materials Fee” is quoted in single final Product unit increments and is defined as [***].
“NDA” NDA shall mean the New Drug Application filed by Allergan with the FDA and any amendments thereto.
“Non-Hazardous Waste” Non-Hazardous Waste shall mean all rejects or wastes arising out of Processing and/or Packaging, including without limitation, rejected or unusable Raw Materials or API and/or Intermediate Product, disposable manufacturing equipment (including filters used in Processing and/or Packaging), wash rinse, and previously used or discarded protective clothing, except to the extent that any of the foregoing is Hazardous Waste.
“Package and/or Packaging” Package and Packaging shall mean the act of inspecting, filling a specific Product into Components, placing the Labeling on and with such Product, and final packing such Product into Containers in accordance with the Master Packaging Record or the registration or Validation protocol, in each case with respect to such Product.
“Party and/or Parties” Party and/or Parties shall mean Allergan and/or Contractor.
“Process and/or Processing” Process and Processing shall mean the pharmaceutical manufacturing procedures, or any part thereof, involved in manufacturing the Product from the API and/or Intermediate Product and Raw Materials in accordance with the Master Batch Record or registration or Validation protocol.
“Product” Product shall mean a pharmaceutical product that Allergan desires to have Processed and/or Packaged pursuant to this Agreement and which is described in an applicable Product Schedule (in the form of Exhibit A) which is incorporated hereto by reference and made an integral part of this Agreement.
“Product Change Control Request” Product Change Control Request shall mean a form filled out and submitted by one Party to the other Party for the purposes of proposing making any change to an approved process or equipment used to Process and/or Package a specific Product. Each party shall submit to the other Allergan using their own respective Product Change Control Request Form for the use of Processing and/or Packaging changes or changes to the Master Batch Record or Master Packaging Records. All such Product Change Control Requests shall go through proper procedures as described in each Party’s internal operating procedures prior to implementation.
“Product Schedules” Schedules shall mean the schedules, in the form set forth in Exhibit A (Form of Product Schedule) and exhibits attached hereto and incorporated herein by this reference, each of which will relate to a specific Product hereunder.
“Production Fees/ Manufacturing Fees” Production Fees or Manufacturing Fees may be used interchangeably and shall mean the amounts charged by Contractor for its services as detailed on the applicable Product Schedule attached hereto, and/or incorporated by reference, for a specific Product.
“Purchase Order” Purchase Order shall mean the firm, written orders for Processing and/or Packaging of a specific Product submitted by Allergan to Contractor.
“Quality Agreement” Quality Agreement shall mean the document agreed to between the Allergan and Contractor Quality Assurance groups outlining the operational responsibilities of each group in regards to the Products and the Processing and/or Packaging of such Products in Contractor’s Facility.
“Raw Materials” Raw Materials shall mean the excipients other than the API and/or Intermediate Product necessary for the Processing of a specific Product, as listed in the Master Batch Record with respect to such Product.
“Regulatory Authorities” Regulatory Authorities shall mean the U.S. Food and Drug Administration and European Union regulatory agencies as applicable to the Product.
“SDS” SDS shall mean the safety data sheets for the API for a specific Product and a Finished Product.
“Specifications” Specifications shall mean the API and/or Intermediate Product, Raw Material, Components, Labeling, and Containers specifications and the in-process and finished Product specifications for testing and release and stability as approved by Allergan and Regulatory Authorities for a specific Product.
“Standard Cost” or “Standard Costs” means the reasonable, actual cost to Contractor of materials (such as Raw Materials, API, Components, Containers, and Labeling) plus incoming freight, scrap/yield loss adjustments and any other recurring costs directly attributable to acquiring such material(s), as reasonably documented by Contractor.
“Technology Transfer” Technology Transfer shall have the meaning specified in Section 15.
“Unit Cost” Unit Cost shall mean the cost charged by Contractor for production and/or packaging services per unit of a specific Product as detailed on the applicable Product Schedule attached hereto.
“Validation” Validation shall mean all installation qualification (IQ), operational qualification (OQ), performance under load qualification (PQ), cleaning Validation, and method Validation procedures for the Facility, Equipment, Processing and/or Packaging processes, and analytical testing methods for quality control and cleaning that may affect a specific Product.
“Work-In-Process” Work-In-Process shall mean the API and/or Intermediate Product and Raw Materials, or bulk Product and Components, Labeling and Containers, with respect to a Batch of a specific Product during the time period beginning at the time Contractor begins work in accordance with the Master Batch Record or Master Packaging Record with respect to such Product and ending at the Approval Date.
ARTICLE 2
PRODUCTION/PACKAGING ARRANGEMENT
2.1    Scope of Work. Contractor shall Process, Package and store, and shall analyze for quality control, release and stability testing, a Product in accordance with the specifications contained in the Master Batch Record, the Master Packaging Record and the Directions for Testing as listed in the applicable Product Schedule attached hereto with respect to such Product and release such product for delivery to Allergan in accordance with the terms and conditions of this Agreement and Contractor shall perform these services at the Production Fees listed in the applicable Product Schedule (such Production Fees being subject to adjustment in accordance with the terms hereof). Contractor shall not be obligated to perform Services which would involve any countries that are targeted by the comprehensive sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom or the United States.
2.2    Lot Numbering/Expiration Dates. With respect to Packaging, Contractor shall make arrangements for and implement the imprinting of Lot Numbers and expiration dates as applicable on the packaging of each Product shipped. Such Lot Numbers and expiration dates shall be affixed on the Product packaging and on the shipping carton of each product as is required by GMPs and consistent with the Allergan Specifications. Electronic on-line verification of the Lot Number and expiration date will be performed by Contractor. If Contractor places an internal Lot Number on a Product or package that is different from the Allergan Lot Number referenced in the Purchase Order for that Batch of Product, Contractor shall provide a cross-reference for the Allergan Lot Number on all documents associated with the Batch of Product.
2.3    Sub-Contracting. Contractor shall not, without prior written approval of Allergan, sub-contract any part of its responsibilities under this Agreement to another party.
2.4    Changes to Master Batch Record or Master Packaging Record or Specifications. Any proposed change to the Master Batch Record, Master Packaging Record or Specifications must be approved by both Parties through the issuance and acceptance of a Product Change Control Request.
(a)Difference in Cost. Allergan shall notify Contractor in writing of any proposed changes to the Master Batch Record, Master Packaging Record, or the Specifications and Contractor shall, within [***] of receipt of such notice, notify Allergan in writing whether and the extent to which its production costs for a specific Product will increase or decrease as a result of such revision. Any increase or decrease in Contractor’s production costs shall be supported by documentation in form and content reasonably satisfactory to Allergan. If Allergan elects to adopt the revision, the Production Fees will be increased or decreased by the amount of such additional or reduced production costs, and the related Product Schedules will be amended accordingly.
(b)Contractor Unable to Comply. If Contractor determines it is technically unable to comply with a proposed revision of the Master Batch Record or Master Packaging Record, or the Specifications or if Allergan is unwilling to accept any increase in the Production Fees that might otherwise cause a Product deletion or discontinuance arising therefrom, Allergan may choose in its sole discretion to either withdraw the proposed revision or terminate the Agreement in accordance with Section 14.
(c)Regulatory Submission. No revisions to the Specifications that would affect the Processing and/or Packaging of a specific Product shall be submitted to any Regulatory Authorities unless approved by both Parties in writing. It is understood by both Parties that changes mandated by Regulatory Authorities shall be acted upon with due diligence.
2.5    Changes and Modifications to Facility or Equipment by Contractor.
(a)Change in Location. Contractor shall not change the Facility at which it Processes and/or Packages a Product and shall not move the physical location within its Facility for Processing and/or Packaging a specific Product without obtaining Allergan’s prior written approval which approval shall not be unreasonably withheld. If any changes are proposed by Contractor and agreed to by Allergan in regard to movement of Processing and/or Packaging to a different facility in a different geographic location or within Contractor’s Facility, the costs of any Validation activities required in connection with such change will be the responsibility of Contractor.
(b)Modifications to Facility. Contractor shall notify Allergan of any planned or pending modifications to parts of the Facility used for Processing, Packaging or storage of a specific Product to the extent such modifications impact or otherwise affect the Product at least 180 calendar days prior to the proposed implementation.
(c)Material Changes. Contractor shall not implement any material changes relating to a specific Product (including modifications to the Equipment) without obtaining Allergan’s prior written approval as outlined in the Quality Agreement, which approval shall not be unreasonably withheld. A material change is defined as any change that (a) impacts the regulatory commitments made to Regulatory Authorities for a specific Product; (b) may require Validation or re-Validation; (c) may affect the quality, purity, identity or strength of the in-process or finished Product; or (d) would necessarily result in changing or modifying the Allergan or Contractor sampling procedures, standard operating procedures, or the Master Batch Record, Master Packaging Record, or Directions for Testing with respect to a specific Product. Contractor shall pay for any expenses associated with any modifications or material changes initiated by Contractor, including, but not limited, to Product Validation or re-Validation. Notwithstanding the foregoing, however, the parties agree that any regulatory filings incident to any such change shall be the sole responsibility of Allergan.
2.6    No Volume Guarantee. Notwithstanding anything else contained in this Section 2, Contractor acknowledges that Allergan is not guaranteeing any volume of Product will be ordered by Allergan and the volumes of a specific Product ordered shall be dictated by market demand.
2.7     Initiatives and Projects. Allergan will communicate to Contractor product initiatives or projects that Allergan desires to conduct at Contractor’s Plant. Upon mutual agreement of the Parties, planning for implementation of such project activity will be included as part of production planning for Allergan requirements at Contractor’s Plant. Allergan may require the participation of other outside contractors in initiatives or project work conducted at Contractor’s Plant; provided, however, Contractor must agree in advance to the use of such outside contractors at the Contractor’s Plant. Upon Contractor’s agreement (not to be unreasonably withheld), access to the Plant and participation by such contractors will not be prohibited by Contractor subject to execution of appropriate confidential disclosure agreement(s) and Allergan providing Contractor reasonable notice of such contractor(s).
ARTICLE 3
RAW MATERIALS, API, COMPONENTS, CONTAINERS AND LABELING
3.1    Supply. Unless otherwise agreed to in writing, Contractor, at Allergan’s expense, shall acquire and test the Raw Materials, API, Components, Containers, and Labeling required for Processing and/or Packaging a specific Product from vendors mutually agreed to in writing by the Parties. A list of Allergan-approved vendors, if required, is provided in the applicable Product Schedule. All Contractor supplied materials (i.e. Raw Materials, API, Components, Containers, and Labeling) will be billed to Allergan on the respective invoice for Product, into which the Contractor supplied materials was converted, as part of the Materials Fee, and in addition to the Production Fee, all in accordance with the provisions of Article 7 below.

3.2    Testing, Verification, and Documentation.

(a)Testing. Requirements are addressed as part of the Quality Agreement.
(b)Transmissible Spongiform Encephalopathies (TSE) Documentation. Requirements are addressed as part of the Quality Agreement.
(c)Materials of Ruminant Origin Documentation. Requirements are addressed as part of the Quality Agreement.
(i)Material Conformance. Requirements are addressed as part of the Quality Agreement.
(ii)Certificate of Suitability. Requirements are addressed as part of the Quality Agreement.
(d)Future Documentation. Requirements are addressed as part of the Quality Agreement.
3.3    Labeling. Allergan shall be responsible for supplying Contractor with copy for Labeling with respect to a Product and for ensuring that the copy for Labeling conforms to all applicable laws, rules, regulations, and requirements of all appropriate Regulatory Authorities. Contractor shall be responsible for ordering and paying for sufficient quantities of Labeling as required based upon the first [***] Forecast requirement (Firm Commitment) for a Product. Allergan shall review and approve proofs for Labeling. The Labeling shall be shipped directly from the vendor to Contractor. Contractor shall store the Labeling as required by any relevant laws or regulations and shall place the Labeling on and with a specific Product as specified by Allergan.
(a)Contractor’s Name. Contractor’s name shall not appear on the Labeling or anywhere else on a specific Product unless required by a Regulatory Authority, governmental agency or other applicable laws or regulations.
(b)Labeling Changes. Allergan may, in its sole discretion, make changes to labels, product inserts and other Labeling for a specific Product, for which changes Allergan shall obtain approval of all applicable Regulatory Authorities responsible for the approval of a specific Product, as required.
3.4    Obsolete Components. Notwithstanding any change implemented in accordance with the terms of Section 2.4, Allergan agrees to purchase, at Contractor’s cost, all inventory of Raw Materials, Containers, Components and Labeling, utilized under the changed Specifications, and purchased or maintained by Contractor in order to fill up to [***] of forecasted requirements or an associate minimum order quantity or any other purchase quantities agreed to in writing, to the extent that such inventory can no longer be utilized under any revised Specifications required by Allergan or elsewhere in the Contractor’s operation. Open purchase orders for Raw Materials, Containers, Components and Labeling no longer required under any revised Specifications which were placed by Contractor with suppliers in order to fill Purchase Orders or in accordance with Section 5.5 shall be canceled where possible, and where such orders are not subject to cancellation without penalty, shall be assigned to and satisfied by Allergan.
ARTICLE 4
ACTIVE PHARMACEUTICAL INGREDIENT AND/OR INTERMEDIATE PRODUCT

4.1    Allergan Supplies. In the event that Allergan is the supplier of API, pursuant to a written agreement of the parties as set forth in Section 3, Allergan shall, at its sole cost and expense, deliver the material listed on the applicable Product Schedule hereto (the API and/or Intermediate Product) to Contractor in the quantities specified herein at least [***] prior to the start date of Processing and/or Packaging for a Batch set forth in the Manufacturing Schedule, which such material shall be held by Contractor on behalf of Allergan on the terms and conditions herein contained. The Parties acknowledge and agree that title to the API and/or Intermediate Product shall at all times belong to and remain with Allergan.
4.2    Sole Use. Contractor agrees that any API and/or Intermediate Product received by it shall only be used by Contractor to Process and/or Package and test the Product. Contractor shall not allow any samples of the API and/or Intermediate Product to be used or tested by any party not under its direct supervisory control for any purpose without the prior written consent of Allergan and shall perform only such tests and analyses as it deems necessary in order to satisfy any of Contractor’s obligations under this Agreement and shall maintain the confidentiality of such test results in compliance with Section 21 of this Agreement.
4.3    Verification. A certificate of analysis shall be provided for each shipment of API and/or Intermediate Product supplied. Contractor shall verify the quantity, appearance, and chemical identity of all API and/or Intermediate Product received by Contractor according to the methods and procedures set forth in the applicable Product Schedule within [***] of receipt of API and/or Intermediate Product by Contractor. Within such [***] period, Contractor shall inform Allergan in writing of any discrepancies in the description, quantity and/or identity of the API and/or Intermediate Product received and the information contained in the documents accompanying each shipment of such API and/or Intermediate Product.
4.4    Discrepancy. If Contractor notifies Allergan of a discrepancy in the quantity, appearance or identity of the API and/or Intermediate Product within such [***] period, Allergan shall endeavor in good faith to ship additional API and/or Intermediate Product within the time period necessary for Contractor to Process and/or Package the Product in accordance with the scheduled manufacturing date in accordance with the applicable Purchase Order. If Contractor informs Allergan of any discrepancies in the quantity, appearance or identity of the API and/or Intermediate Product after such [***] period, then Allergan shall endeavor to supply the Contractor with additional APT and/or Intermediate Product sufficient to Process and/or Package the scheduled Product in accordance with the applicable Purchase Order, but if Allergan is unable to supply such additional API and/or Intermediate Product, Allergan may postpone the scheduled Processing and/or Packaging without any liability to Contractor for such delay.
4.5    Damage. If Contractor fails to inform Allergan of any damage to the API and/or Intermediate Product within the foregoing [***] period and Contractor cannot prove that such damage occurred prior to delivery to Contractor or if any such damage is the result of Contractor’s failure to handle the API and/or Intermediate Product in accordance with the terms of this Agreement, then Contractor shall remedy such failure or damage in accordance with Section 4.7.
4.6    Other Damage or Loss. Except for any damage or loss resulting from fire (other than one cause by the negligence of Contractor), flood, tornado, earthquake, or other act of God beyond Contractor’s ability to control or to the extent caused by Allergan’s negligence or willful misconduct, Contractor shall assume all responsibility and liability for, and shall defend, indemnify and hold Allergan harmless from and against, any loss of or damage to the API and/or Intermediate Product while Contractor has custody and control over the API and/or Intermediate Product, Work-In-Process, Bulk and/or Finished Product. Such responsibility and liability shall commence upon the receipt of the API and/or Intermediate Product at the Facility and end upon the release of a specific Product by Contractor to Allergan’s carrier at the Contractor’s dock for delivery to Allergan.
4.7    Remedy. If any loss or damage to the API and/or Intermediate Product occurs as described in Sections 4.4, 4.5, (a) Contractor shall, at Contractor’s option, return the API and/or Intermediate Product to Allergan or dispose of same according to Allergan’s instructions and (b) if Contractor is responsible for any damage or loss described in Sections 4.5 or 4.6, the remedy shall be recovery by Allergan for the value for such API and/or Intermediate Product as outlined in the applicable Product Schedule.
ARTICLE 5
FORECASTS AND ORDERS
5.1    Forecasts. On or before the [***] of each month of each Contract Year, Allergan shall provide Contractor with a written non-binding [***] rolling forecast of the volume of each Product that Allergan anticipates will be required to be produced and delivered to Allergan during each of the next [***]. In the event the Contractor cannot fulfill the requirements of Allergan requests, then Contractor will respond in writing to Allergan within [***] of the receipt of the [***] forecast. The first [***] of such Rolling Forecast shall constitute a binding order for the quantities of Product specified therein (“Firm Commitment”), regardless of receipt of Allergan’s actual purchase order and the remaining [***] of the Rolling Forecast shall be used by Contractor for purposes of material acquisition on behalf of Allergan and Contractor’s Processing and/or Packaging planning. The Contractor should make every effort to work with Allergan to meet Allergan’s requested quantities as close as possible to the forecast. Nevertheless, and notwithstanding anything contained in this Agreement to the contrary, including Section 5.3 below, the parties acknowledge that certain materials may have long lead times and/or require a minimum order quantity. Therefore, Contractor may order the chemical and packaging components necessary to support up to [***] of Allergan’s Rolling Forecast, or the applicable minimum order quantity, whichever is greater. Should Allergan subsequently reduce its Rolling Forecast, Allergan will be financially responsible for any material purchased by Contractor on Allergan’s behalf. Any such material which is subsequently rendered excess due to a reduction in Allergan’s Rolling Forecast may be subject to storage and inventory carrying fees for which Contractor may require a deposit.
5.2    Manufacturing Schedule. Within [***] of Contractor’s receipt of the Rolling Forecast from Allergan, Contractor shall supply Allergan with a Manufacturing Schedule on a rolling basis for the following [***].
5.3    Purchase Orders. On or before the [***] of each month of each Contract Year, subject to the terms of this Agreement, Allergan will provide Contractor with firm written Purchase Orders for each specific Product to be Processed and/or Packaged and delivered during the [***] following the month in which such written order is submitted or [***] from Allergan’s Requested date of receipt. The Purchase Orders submitted by Allergan shall specify the Allergan purchase order number, the quantity of Product to be Processed and/or Packaged for a specific Product, the time in which such Processing and/or Packaging must be completed, the monthly delivery schedule, the approximate amount to be paid as specified in the applicable Product Schedule and any other elements necessary to ensure the timely production and delivery of a specific Product. Upon written verification of the receipt of the Purchase Order by Contractor, the following aspects of such Purchase Order shall be binding and shall become part of this Agreement: the number of Batches ordered, the estimated Production Fees, the commencement date of manufacturing and the delivery date. Contractor shall Process and/or Package in accordance with such Purchase Order. Within [***] after the receipt of each Purchase Order, Contractor shall provide Allergan with an expected delivery date for such Batches. If there is a conflict between this Agreement and the Purchase Orders, this Agreement shall govern.

Notwithstanding anything contained herein to the contrary and with consideration for the remaining shelf life required of a Product at delivery, Allergan agree that Contractor may produce Product up to [***] prior to the requested delivery date in order to accommodate fluctuations in production demands.

5.4    Permitted Amount to be Ordered. The minimum size of any Purchase Order for a specific Product shall be [***]. The maximum quantities ordered will be no more than [***] of the forecast for such month or an additional batch, whichever is greater. Contractor will use its reasonable efforts, but shall be under no obligation, to supply Product in excess of [***] of the Firm Commitment.
5.5    Reliance by Contractor. Allergan understands and acknowledges that Contractor will rely upon the Purchase Orders submitted pursuant to Section 5.3 in ordering Raw Materials, API, Containers, Components and Labeling required to meet such orders. In addition, Allergan understands that to ensure an orderly supply of such Raw Materials, API, Containers, Components and Labeling with long lead time requirements and/or to achieve economies of scale in the costs therefore, it may be desirable for Contractor to purchase such Raw Materials, Containers, API, Components and Labeling in sufficient volumes to meet the production requirements for the Product during part or all of the forecasted periods referred to in Section 5.1 or to meet the production requirements of any longer forecasted period as Contractor and Allergan may agree to. Accordingly Allergan agrees that purchases may be made by Contractor in respect of the Raw Materials, API, Containers, Components and Labeling identified in Schedule A to satisfy the production requirements for the Product for such forecasted periods as may be agreed to in writing from time to time by Allergan at the request of Contractor. In such circumstances, if such Raw Materials, Containers, API, Components and Labeling are not included in the Finished Product purchased by Allergan within [***] after the forecast in respect of which such purchases have been made (or such longer period as the Parties may have agreed to), Allergan will pay to Contractor its costs thereof and, in the event such Raw Materials, Containers, Components and Labeling are incorporated into the Product subsequently purchased by Allergan, Allergan will receive credit for any of such costs previously paid to Contractor by Allergan.
ARTICLE 6
DELIVERY AND PAYMENT TERMS

6.1    Storage. Subject to Section 6.2 below, Contractor may store a specific Product at no charge for up to [***] at Contractor’s sole discretion after Contractor’s Quality Assurance Approval Date for each Batch of Product or up to [***]after all the reports are completed for Validation Batches or Batches where issues necessitate additional work.
6.2    Shipping. Shipment of a specific Product shall be in accordance with Allergan’s instructions, provided that shipment is made in accordance with all relevant statutory requirements. A specific Product will be shipped to Allergan or its designee immediately upon release, freight collect. At Allergan’s request, Contractor may hold the specific Product in Contractor’s warehouse for a storage fee. If Allergan requests DPT to make any miscellaneous small shipments of the specific Product, material, or other items on Allergan’s behalf, Allergan agrees to reimburse Contractor for any shipping charges incurred. The delivery terms hereof shall be Ex Works (“EXW” Incoterms 2010) Contractor’s Facility, freight collect. Title to, and risk of loss for, the specific Product, materials, or other items shipped, shall transfer from Contractor to Allergan when Contractor delivers the specific Product, material, or other items, to Allergan’s carrier at Contractor’s Facility. Allergan shall bear all risk of loss, delay, or damage in transit, as well as cost of freight and insurance. Accordingly, the weights, tares and tests affixed by Contractor’s invoice shall govern unless established to be incorrect. Claims relating to quantity, weight and loss or damage to any specific Product sold under this Agreement shall be waived by Allergan unless made within [***] of receipt of the specific Product by Allergan. Contractor shall release for shipment to Allergan only the Product Processed and/or Packaged in accordance with all applicable Specifications of the Product. Unless agreed by Allergan in writing, Contractor shall ship no Product prior to Contractor Quality Assurance approval. Additional shipping costs resulting from expedited deliveries or use of alternate carriers will be at Contractor’s expense where the cause was within Contractor’s control or at Allergan’s expense where required by Allergan for reasons not within Contractor’s control.
(a)Shipping Documentation. The shipping labels for each shipment shall contain information as specified in writing by Allergan. In addition, each shipment of a Batch of Product shall include a copy of the Certificate of Analysis for that Batch.
(b)Transport Verification. At the time of release to the freight carrier, if it is part of Contractor’s responsibility under this Agreement, Contractor shall verify that the transport vehicle meets the proscribed Product storage conditions prior to the loading of a specific Product onto the transport vehicle. Contractor will also provide notice of Shipping to Allergan, if applicable.
6.3    Invoices. Payment for all specific Products released for shipment, or any other payment for which Contractor is required to issue an invoice under this Agreement, shall be made in U.S. Dollars (USD), Net [***] after the date of Contractor’s invoice therefor. On or after each Contractor Quality Assurance Approval Date for each Batch of Product, Contractor shall invoice Allergan for the fees applicable to the batch, which shall be based on the fees set forth in the applicable Purchase Order and in accordance with applicable Product Schedule. Each such invoice shall, to the extent applicable, identify the Allergan Purchase Order number, Product name, quantity and Lot Number, Unit Price, freight charges and the total amount to be remitted by Allergan. If applicable, Contractor shall also provide Allergan with an invoice covering any inventory or Raw Materials, Containers, Components or Labeling purchased by Contractor in accordance with the terms of this Agreement.
Payments shall be made by certified check, via wire transfer or through other instrument accepted by Contractor. Fund transfers by wire should be made to the following:

Account name:	[***]
Account number:	[***]
Bank name:	[***]
[***]
SWIFT code:	[***]
Bank location:	[***]
Contact:	[***]

6.4    Late Payment. A late fee of [***] of total invoice can be added each month for late payments. Contractor, at its sole discretion, has the right to discontinue Allergan’s credit on future orders and to put a hold on any Processing and/or Packaging services if Allergan’s account is not current. Such hold on Processing and/or Packaging shall not constitute a breach of this Agreement by Contractor. In the event credit is discontinued, a [***] material deposit paid by Allergan to Contractor will be required prior to Contractor ordering materials. ill addition, a [***] Production Fees deposit will be required prior to Contractor providing Processing and/or Packaging services and the balance of the invoice must be paid in full prior to release for shipment.

6.5    Sales and Use Taxes. Allergan shall be responsible for the payment of any sales and use taxes on the Product shipped to Allergan.
6.6    Shelf Life at Delivery. Allergan expects the Contractor to be able to release for delivery to Allergan the specific Product within [***] from the date that shelf life of the Product begins in order to optimize shelf life for market availability. Such shelf life will be identified in the applicable Product Schedule.
ARTICLE 7
PRICING

7.1    First Year Pricing. The cost for the Processing and/or Packaging of a Product during the first Contract Year of this Agreement shall be [***] subject to the adjustments provided for in Section 7.3 below.
7.2    Production Pricing for Subsequent Years. The parties hereto agree that the Production Fees set forth in the applicable Product Schedule shall be re-negotiated, in good faith, prior to the beginning of each calendar year. If the parties are unable to agree on a re-negotiated price at least [***] prior to the start of a new twelve (12) month period, then this Agreement, effective the first day of January of the new twelve (12) month period, shall continue in force with prices being adjusted to reflect the change in the most recently published monthly Producer Price Index [***], issued by the Bureau of Labor Statistics, US Department of Labor ("PPI"), or comparable successor index, in July of the preceding year as compared to the same month of the year prior thereto until such time as to when price negotiation can be completed or [***], whichever is less.
7.3    Adjustments to Pricing. During any year of this Agreement, the Material Fees set forth in the applicable Product Schedule shall be subject to adjustment in accordance with the following:
(a)Materials Fees. The Materials Fee will be adjusted once annually at the beginning of each calendar year and the Product Schedule shall be amended accordingly based on changes in [***]. In the event, however, the total underlying costs of Material Fee for a Product increases or decreases during any calendar year by more than [***], Contractor will provide documented cost justifications to Allergan in connection with such cost change(s). The fees may not be increased by more than [***] unless agreed to in writing by Allergan and if Allergan does not so agree, then the parties shall negotiate in good faith to resolve any issues. Contractor may promptly upon the effective date of such increase (decrease) of less than [***] adjust its Materials Fee for said Product to Allergan to compensate for the increase (decrease).
ARTICLE 8
QUALITY ASSURANCE
8.1    Quality Agreement. The Quality Agreement, attached as Exhibit A to this Agreement, shall be used by both Parties to assign the day-to-day responsibilities and manage the operations of both the Allergan and Contractor Quality Assurance groups in regards to the Processing and/or Packaging of a specific Product by Contractor for Allergan. The Quality Agreement will cover roles and responsibilities for both Allergan and Contractor for subjects including, but not limited to, Master Batch Records and/or Master Packaging Records, Manufacturing Investigation or Deviation Reports, Validation activities, Batch release, and Equipment qualification.
8.2    Contractor Responsibility. Contractor shall be responsible to ensure that it’s Processing and/or Packaging and testing Facilities, Equipment and systems meet regulatory requirements for GMPs for the United States and European Union. Contractor shall be responsible for Validation of its Facility, Equipment, Processing and/or packaging processes as well as testing methods that apply and the costs of such Validation shall be absorbed by Contractor and/or agreed to in writing by Allergan. In addition, Contractor shall be responsible for all necessary education and training of its employees and contractors in regards to the Facility, Equipment, Processing and/or Packaging, and testing methods that apply to a specific Product. The costs of such education and training will be absorbed by Contractor. Contractor shall be responsible for storage of all API and/or Intermediate Product, Raw Materials, Containers, Components and Labeling, and Processing and/or Packaging, holding, release testing, storage and post market stability of a specific Product in accordance with (a) Contractor’s internal systems and standard operating procedures relating to quality assurance in its manufacturing operations, (b) Allergan Specifications and (c) GMPs established by the United States and the European Union regulatory agencies and is addressed in the Quality Agreement.
8.3    Inspection and Auditing Rights.
(a)Monitoring of Operations. Requirements are addressed as part of the Quality Agreement.
(b)GMP Audits. Requirements are addressed as part of the Quality Agreement.
(c)Audits for Cause. Requirements are addressed as part of the Quality Agreement.
(d)Audit Reports. Requirements are addressed as part of the Quality Agreement.
(e)Non-Compliance. Requirements are addressed as part of the Quality Agreement.
(f)Annual Product Review. Requirements are addressed as part of the Quality Agreement.
8.4    Facility Qualification. Contractor shall, at no cost to Allergan, take all such actions to qualify (and thereafter to maintain qualification of) the facility (or facilities) at which Contractor manufactures any specific Product hereunder, as required under applicable law in the United States to enable Allergan to obtain and maintain all applicable regulatory approvals for any specific Product, as applicable.
ARTICLE 9
TESTING AND INSPECTION OF THE PRODUCT
9.1    Outside Laboratory. Requirements are addressed as part of the Quality Agreement.
9.2    Samples for Testing. Requirements are addressed as part of the Quality Agreement.
9.3    Timing. Requirements are addressed as part of the Quality Agreement.
9.4    Rejected Products.

(a)Rejection of Product by Allergan: Allergan may reject a specific Product which fails to meet the Specifications, provided that such failure impairs the safety or efficacy of the Product (“Rejected Product”). Allergan shall, within [***] after its receipt of any shipment of the specific Product and related Certificate of Analysis of the Product batch, notify Contractor in writing of any claim relating to rejected Product batch and, failing such notification, shall be deemed to have accepted such Product batch. Such notice to Contractor shall specify how the Product batch failed to meet Specifications. Allergan shall grant to Contractor the right to inspect or test said Product batch. All Products contained in the specific Product batch shall be submitted to inspection and evaluation in accordance with Contractor’s SOP’s to determine whether or not said Products meet the Specifications.
(b)Replacement of Rejected Product: As to any Rejected Product pursuant to Paragraph 9.4(a) above (including phases of or complete batches of bulk product), Contractor shall replace such Rejected Product (in an agreed upon batch order quantity, but in no event less than full batch increments) promptly after all materials, including, but not limited to the API and/or Intermediate Product, are available to Contractor for the Processing and/or Packaging. If requested, Contractor shall make arrangements with Allergan for the return or disposal of Rejected Product.
(c)Responsibility for Costs:
(i)In the event a Rejected Product is due to information, formulation, API and/or Intermediate Product, or any other materials supplied by Allergan, then Allergan shall bear [***] of all costs directly related to and invoiced for Rejected Product including, but not limited to cost of API and/or Intermediate Product and cost of destruction of the Rejected Product, which shall be conducted by Allergan in accordance with all applicable laws and regulations. Additionally, Allergan shall be responsible for the costs of any rejected un-validated Product where the cause of rejection is not a result of Contractor’s breach of cGMPS.
(ii)Upon the completion of all necessary validation batches , and in the event a specific validated Product is rejected due to Contractor’s failure to comply with the specifications, Contractor shall bear [***] of the Production Fees, including manufacturing costs, costs of all materials directly related to the Rejected Product and costs of destruction, plus any expenses associated with the Product return to include without limitation, reimbursement of custom and freight charges.
(iii)In the event a validated Product does not meet final Specifications and results in a Rejected Product, but such failure is not due to either Allergan supplied API and/or Intermediate Product (or any other materials) or Contractor’s failure to comply with written procedures or comply with its obligations under this Agreement, Allergan shall bear all cost of materials, including but not limited to API and/or Intermediate Product cost, with Contractor bearing all manufacturing costs related to Rejected Product, and with destruction cost to be paid by Allergan.
(iv)Destruction of Rejected Product shall be in accordance with all applicable laws and regulations and the party conducting the destruction shall indemnify the other party hereto for any liability, costs or expenses, including attorney’s fees and court costs, relating to a failure to dispose of such Product in accordance with such laws and regulations. The party conducting the destruction shall also provide to the other party hereto all manifests and other applicable evidence of proper destruction as may be requested by applicable law.
9.5    Resolution of Conflict. If the Parties disagree concerning whether a specific Product meets Specifications or the cause of such failure to meet Specifications or whether the Batch Records are complete, either Party may request, in writing, at any time, that an independent laboratory/ consultant (the “Laboratory”) be used to determine whether a specific Product meets the Specifications. Such Laboratory must be mutually acceptable to both Parties and shall meet all the requirements of an outside laboratory as specified in Section 9.1.
(a)Product Meets Specifications. If the Laboratory determines that a specific Product meets Specifications, or that the failure to meet Specifications is not due to an error on the part of the Contractor Allergan shall (a) pay to Contractor the amount invoiced for such Product pursuant to Section 6.3, and (b) pay to the Laboratory the amount of the fees charged by the Laboratory for such testing.
(b)Product Fails Specifications. If the Laboratory determines that a specific Product does not meet Specifications, and that failure is due to Contractor’s failure to follow specifications, Contractor shall (a) pay to Allergan the then current replacement value (in accordance to the replacement value outlined in the specific Product Schedule) to Allergan of the API and/or Intermediate Product used to Process and/or Package such Product, (b) pay to the Laboratory the amount of the fees charged by the Laboratory for such testing, and (c) dispose of the non- conforming Product, at Contractor’s out-of-pocket cost, in accordance with Allergan’s instructions.
(c)Inconclusive Determination. If results from the Laboratory are inconclusive, final resolution will be settled in accordance with the provisions of Section 20 below.
9.6    Latent Defects. As soon as either party becomes aware of a Latent Defect in any Batch for a specific Product, it shall immediately notify the other party and the Batch involved, at Allergan election, shall be deemed rejected as of the date of such notice and be treated as Rejected Products in accordance with Section 9.4 above, subject to the provisions of Paragraph 9.4(c).
9.7    Long Term Stability Studies. Requirements are addressed as part of the Quality Agreement.
9.8    Retained Samples. Requirements are addressed as part of the Quality Agreement.
ARTICLE 10
REGULATORY COMPLIANCE AND RELATED MATTERS
10.1    Product Regulatory Approvals. Allergan shall be responsible for obtaining all product regulatory approvals relating to registration of each Product, shall pay any applicable user fees for such, and shall own the regulatory filing. All regulatory filings including, but not limited to, NDAs, ANDAs and amendments thereto, shall be the sole property of Allergan.
10.2    Regulatory Communications. Requirements are addressed as part of the Quality Agreement.
10.3    Submissions to Regulatory Authorities. If Allergan is required to submit to the Regulatory Authorities any information concerning the Processing and/or Packaging and marketing of a Product, Contractor will provide Allergan copies of such documentation, data and other information with respect to the Processing and/or Packaging and the Facility as shall be necessary for such submission to the Regulatory Authorities. Contractor shall also make available its cooperation and consultation if reasonably requested by Allergan and/or required by the Regulatory Authorities for development of additional data or performance of studies concerning such Product, and Allergan shall pay Contractor’s reasonable costs therefore. Contractor shall also provide, if required by the Regulatory Authorities, information concerning its Processing and/or Packaging and quality control procedures with respect to such Product. Contractor shall provide Allergan all documentation, data and information referred to in this Section reasonably in advance of their required submission to allow for Allergan’s review and comments. Contractor shall endeavor in good faith to satisfactorily resolve all Allergan comments prior to submission if such submission is to be made by Allergan.
10.4    Responsibility for Compliance. Allergan shall be responsible for and shall ensure the compliance of the API and/or Intermediate Product, and the Master Batch Record and/or Master Packaging Record, including Specifications and Labeling, with the requirements of applicable Regulatory Authorities; provided, however, that the foregoing shall not in any way limit any of Contractor’s obligations hereunder. Contractor shall comply with all applicable laws and regulations, rules, ordinances, injunctions, orders and decrees, and shall maintain in effect all required governmental permits, licenses, orders, applications and approvals regarding a specific Product and the use of its Facility to Process and/or Package and store such Product, and Contractor shall Process and/or Package and store such Product in accordance with all such permits, licenses, applications and approvals.
10.5    Inspections. Requirements are addressed as part of the Quality Agreement.
10.6    Contractor Communications. Requirements are addressed as part of the Quality Agreement.
10.7    Record Retention:
(a)By Contractor: Requirements are addressed as part of the Quality Agreement.
(b)By Allergan: Requirements are addressed as part of the Quality Agreement.
10.8    Registration Assistance. Upon the reasonable request of Allergan, Contractor promptly shall, at no cost to Allergan, provide Allergan with such information, samples and technical assistance, and otherwise reasonably cooperate with Allergan, in connection with the preparation, prosecution and maintenance of all applicable regulatory support.
ARTICLE 11
ENVIRONMENTAL HEALTH AND SAFETY
11.1    Environmental Health and Safety Procedures. Contractor shall adhere to its internal environmental, health and safety procedures for Processing and/or Packaging and the handling of the Raw Materials, Containers, Components, Labeling, API and/or Intermediate Product, Hazardous Waste, Non- Hazardous Waste and Product. Such procedures shall comply with all applicable federal, state and local environmental laws and regulations (including without limitation federal, state and local health and safety laws and regulations). Contractor shall use engineering controls to limit API and/or Intermediate Product exposures to workers and the community. If engineering controls are not in place, appropriate respiratory protection and other personal protective equipment (PPE) shall be used in the interim. Contractor shall obtain, keep current and comply with any environmental permits (e.g. air, water, waste) necessary to Process and/or Package a Product.
11.2    SDS: Allergan shall provide Contractor with the applicable SDSs for the API, Intermediate Product, and the Product and any amendments to such as may be made from time to time. Contractor shall comply with the procedures set forth in these SDSs, including but not limited to worker protection, spill control and waste disposal.

11.3    Training. Contractor shall educate and train all affected employees and contractors about the potential hazards associated with the handling of the API and/or Intermediate Product, Raw Materials, Containers, Components, Hazardous Waste, Non-Hazardous Waste and the Processing and/or Packaging, analyzing and handling of a specific Product, and on the proper use of engineering controls, Processing and Packaging equipment and personal protective equipment referenced in the SDS. Contractor shall make the SDS available to all such employees and contractors. Contractor shall maintain records of such training for review by Allergan. The Master Batch Record and/or Master Packaging Record shall specify procedures and protections that are required in connection with Processing and/or Packaging. Allergan shall have no responsibility for education, training, or ensuring knowledge of any Contractor employees and contractors about the potential hazards associated with the handling of the API and/or Intermediate Product, Raw Materials, Containers, Components, Hazardous Waste, Nonhazardous Waste and the Processing and/or Packaging, analyzing or handling of such Product, and on the proper use of engineering controls, Processing and Packaging equipment and personal protective equipment as referenced in the SDS. The Master Batch Record and/or Master Packaging Record shall specify procedures and protections that are required in connection with Processing and/or Packaging.
11.4    Audit and Responsiveness. In addition to Allergan auditing rights listed in Section 12.3, Allergan shall have the right to audit Contractor’s facilities for compliance with this Section 11. If Allergan personnel or their representatives at the Facility observe any employee of Contractor acting in violation of the SDS or the Master Batch Record and/or Master Packaging Record or any state or federal law or regulation, Contractor shall take prompt action as Contractor deems appropriate to respond to such observations. Allergan shall document the observations in writing and Contractor shall document the response in writing, and shall provide Allergan with a copy of such writing in a timely manner.
11.5    Air Emissions and Wastewater Management. Contractor shall properly handle and manage air emissions and wastewater effluents to minimize risks to the environment. Contractor shall comply with applicable local, state, and federal monitoring, control and reporting requirements as well as applicable policies, regulations, laws, and permit conditions.
ARTICLE 12
WASTE HANDLING AND DISPOSAL
12.1    Waste Handling by Contractor. Contractor shall handle, package, label, store and coordinate transportation of all Hazardous Waste and Non-Hazardous Waste in accordance with all applicable federal, state and local laws and regulations. Contractor shall arrange for the delivery of the Hazardous Waste to a waste contractor for transport and disposal (the “Waste Contractor”). Contractor shall ensure disposal of all Allergan waste is in accordance with all applicable federal, state, and local laws and regulations. Incineration shall be the primary means of disposal for Allergan waste. Alternative means of disposal shall be discussed with Allergan.
12.2    Waste Contractor. The Waste Contractor shall be a contractor who is appropriately licensed to transport and dispose of the Waste. The disposal site shall be selected from the list of approved Allergan locations.
12.3    Audit Rights. In addition to Allergan auditing rights listed in Sections and 11.4, Allergan retains the right to inspect Contractor’s waste handling, packaging, storing, transportation and disposal activities and any and all records pertaining thereto, as they pertain to a specific Product, and shall have the right to make copies thereof. Contractor shall maintain copies of the waste manifest and certificates of destruction, if any, from the approved incineration facility on file for inspection by Allergan. Contractor will inform Allergan promptly of any environmental or regulatory issues that it becomes aware of that could jeopardize

Contractor’s ability to produce such Product pursuant to this Agreement or impact Allergan’s reputation.
ARTICLE 13
RECALLS, FIELD ALERTS AND COMPLAINTS
13.1    Recall and Field Alert Responsibility. If any Product must be recalled by reason of failure to meet any requirements of any regulatory authority or any other requirements of law or if an NDA Field Alert (as defined in 21 CFR 314.81) must be issued, Allergan shall have the sole responsibility to effect such recall or issue such Field Alert. Contractor shall cooperate as reasonably required in Allergan’s efforts in accordance with Sections 13.1 (a) and 13.1 (b).
(a)Allergan’s Responsibility. If the failure to meet applicable legal requirements resulting in a recall or issuance of an NDA Field Alert for a Product is not caused by the act or omission of Contractor, then Allergan shall reimburse Contractor for any costs reasonably expended by Contractor to affect the recall. Allergan shall bear the cost of (a) any API and/or Intermediate Product involved in such a recall and (b) the Production Fees for any Product that is recalled and (c) reimburse Contractor on a time and materials basis which shall not exceed the Production Fees, for any Work-in-Process, Finished but non-approved Product, or Product that cannot be shipped due to the condition requiring the recall, provided that as of the date that the Processing and/or Packaging was suspended as a result of the recall, such Work-in-Process had been otherwise Processed and/or Packaged in accordance with the Master Batch Record and/or Master Packaging Record, and the non-approved Product and/or unshipped Product conforms in all material aspects to the Specifications and was Processed and/or Packaged in accordance with the Processing and/or Packaging, quality assurance and Validation procedures set forth in the Specifications and with any applicable regulations of any Regulatory Authorities, including GMPs.
(b)Contractor’s Responsibility. If the failure to meet applicable legal requirements resulting in a recall or issuance of an NDA Field Alert is caused by an act or omission of Contractor or if a Product failed to conform as of the Contractor Approval Date to any of the Specifications resulting in a recall or issuance of an NDA Field Alert, Contractor shall reimburse Allergan for (a) any cost reasonably expended by Allergan to effect the recall or issue the NDA Field Alert up to the amount of [***].
(c)Cooperation. Requirements are addressed as part of the Quality Agreement.
13.2    Questions and Complaints. Requirements are addressed as part of the Quality Agreement.
ARTICLE 14
TERM AND TERMINATION
14.1    Term. This Agreement shall become effective as of the Effective Date. Subject to any extension pursuant to Section 14.2, this Agreement shall expire [***] from the Effective Date hereof (the “Initial Term”), unless terminated by one of the Parties as provided herein, except that, as long as any Product Schedule is in effect in accordance with its terms, the terms of this Agreement shall remain in effect with respect to such Product Schedule.
14.2    Extension. This Agreement shall thereafter automatically renew for periods of [***], unless any party shall give notice to the other to the contrary at least [***] prior to the expiration of the Initial Term or any renewal term of the Agreement.

14.3    Termination Without Cause. Each Party shall have the right to terminate this Agreement without cause upon written notice to the other Party of its intention to terminate at least [***] prior to the end of the then current term; provided, however, that in no event shall this Agreement be terminated by Contractor until the earlier of (a) the date that an alternate manufacturing site chosen by Allergan is approved by the FDA or (b) [***] from the date of such written notice of termination. In the case of termination without cause by Contractor within the Initial Term, Contractor shall reimburse Allergan [***] of technical transfer costs incurred. In the case of termination without cause by Contractor in any term of the Agreement, Contractor shall cooperate fully in the transfer of technology to a new manufacturing site chosen by Allergan as detailed in Section 15. Notwithstanding cooperation in transferring the Product to a new location, Contractor shall continue to supply the Product according to the forecast for the entire period until approval at an alternate site or [***] following the termination notice unless the Parties agree in writing to a different schedule providing, however, that Allergan may order up to a maximum of [***] of the amount ordered in the [***] preceding the termination notice for any subsequent [***] period.
14.4    Termination for Cause.
(a)Material Breach. Either Party shall have the right to terminate this Agreement or as applicable, a specific Product Schedule, upon immediate written notice if the other Party is in material breach or default of any of the obligations or provisions of this Agreement and fails to cure the same within [***] following receipt of written notice of such breach.
(b)Insolvency. Either Party at its sole option may immediately terminate this Agreement upon written notice, but without prior advance notice, to the other Party in the event that (a) the other Party is declared insolvent or bankrupt by a court of competent jurisdiction; (b) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by such other Party; or (c) this Agreement is assigned by such other Party for the benefit of creditors.
(c)Agency Action. Allergan may terminate this Agreement as to any specific Product and the applicable Product Schedule upon [***] written notice in the event that any governmental agency takes any action, or raises any objection, that prevents Allergan from importing, exporting, purchasing or selling such Product.
(d)Assignment. Contractor may terminate this Agreement on [***] prior written notice if Allergan assigns its rights and obligations, or any part thereof, under this Agreement to an assignee that is, in the opinion of Contractor acting reasonably, not a credit worthy substitute for Allergan or with whom Contractor has had prior unsatisfactory business relations.
14.5    Outstanding Obligations. Any expiration or termination of this Agreement shall not affect any outstanding obligations or payments due hereunder prior to such expiration or termination, nor shall it prejudice any other remedies that the Parties may have under this Agreement. In the event that the Agreement is terminated due to a breach of this Agreement according to Section 14.4 by Contractor, Contractor shall cooperate fully with Allergan to transfer all processes and documentation relating to this Agreement back to Allergan or another manufacturing site in accordance with Section 15.
14.6    Inventory Transfer. Upon expiration or termination of this Agreement, Contractor shall transfer all remaining Product and Raw Materials, Containers, Components and Labeling, in its possession, directly relating the services hereunder, to Allergan as provided below:

(a)API and/or Intermediate Product. At Allergan’s expense in accordance with Allergan’s instructions at Contractors cost of acquisition if applicable.
(b)Raw Materials, Components, Containers and Labeling. At Contractor’s cost of acquisition.
(c)Work-in-Process. If the termination is by Contractor due to a breach of this Agreement according to Section 14.4 by Allergan, Allergan shall pay for Work-in-Process on a time and material basis to be agreed between the Parties; provided, that the fee shall not exceed the Production Fees applicable to any such Work-in-Process. If the termination is by Allergan due to a breach of this Agreement according to Section 14.4 by Contractor, Allergan may elect to cancel any Work-in-Process and owe no money for such Work-in-Process or elect to require Contractor to complete the Work-in-Process and upon the Contractor Approval Date, pay Contractor the Production Fees at the yearly forecasted manufacturing rate in effect immediately prior to such breach by Contractor for such Product in accordance with Section 6.3.
(d)Finished Product. At Contractor’s then current Production Fees; provided, however, that Allergan shall not be obligated to purchase any Product that is nonconforming to Specification or written procedures due to Contractor’s fault.
(e)Equipment. If this Agreement expires or is terminated for any reason, Allergan will have the option to: (i) convey title to all or any portion of the Equipment it owns to Contractor at a price to be agreed by the parties; or (ii) remove or arrange to remove from Contractor’s Facility at Allergan’s expense, all such Equipment that is not conveyed to Contractor. For the avoidance of doubt, nothing herein shall obligate Contractor to take title to or purchase such Equipment from Allergan and in the event Contractor refuses to take title, Allergan shall be responsible, at its sole expense including, but not limited to, any applicable Facility restoration and storage cost, to remove the Equipment from Contractor’s Facility.
ARTICLE 15
TECHNOLOGY TRANSFER
15.1    Contractor Cooperation. If, at any time during this Agreement, Allergan plans to move the Processing and/or Packaging of a Product to an alternate site, either to an Allergan site or to a new contractor’s site, Contractor shall cooperate reasonably with Allergan to assist in the transfer of all Allergan owned technology relating to the Product to the alternate site.
15.2    Technical Assistance. To facilitate an orderly transfer of Processing and/or Packaging to an alternate site, Contractor shall provide the alternate site with reasonable assistance in the form of reasonable access to Contractor’s facilities and consulting services to be provided by Contractor personnel at the alternate location. The consulting services provided under this Section 15.2 shall relate to the Processing and/or Packaging, quality control, quality assurance, and the CMC (chemistry, manufacturing and control) part of the Product registration process.
15.3    Allergan Payment. Allergan will compensate Contractor for services provided under this Section 15 on a time and material basis. Allergan also agrees to reimburse Contractor for all reasonable out-of-pocket expenses incurred in connection with Contractor personnel consulting with Allergan as contemplated under this Section 15.
ARTICLE 16
REPRESENTATIONS AND WARRANTIES

16.1    Authority. Each Party represents and warrants that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.
16.2    Contractor Warranties. Contractor represents and warrants that work it performs hereunder will be in accordance with Section 8.2, and that the Product Processed and/or Packaged pursuant to this Agreement will have been Processed and/or Packaged in accordance with the Specifications for the release of the Product or pursuant to exceptions approved by Allergan at the time of Processing and/or Packaging. Contractor further warrants that, subject to the provisions of Section 16.4 below, all Products shall have been manufactured by Contractor in compliance with applicable regulations of the United States and European Union regulatory authorities and cGMPs.
16.3    Debarment. Contractor represents and warrants that it does not use the services of any persons debarred or suspended under 21 U.S.C. § 335a (a) or (b) in any capacity associated with or related to the Processing and/or Packaging of a Product. Contractor further represents and warrants that it shall not hire or retain as an officer or employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the United States Food, Drug, and Cosmetic Act.
16.4    Allergan Warranties. Allergan represents and warrants that it is lawfully permitted to disclose the Allergan Specifications to Contractor. Allergan further represents and warrants that any trademarks utilized in conjunction with a Product are lawfully used as directed by Allergan. Allergan acknowledges that it bears sole responsibility for the validity of all test methods and appropriateness of all Specifications, and also bears sole responsibility for all regulatory approvals, fillings, and registrations and adequacy of all validation, stability, and preservative efficacy studies. In conjunction thereto, therefore, Allergan further represents and warrants that the Allergan Specifications for a Product conform to all applicable laws and regulations, and that such Product if labeled and formulated in accordance with Allergan Specifications and Processed and/or Packaged in compliance with applicable GMPs may be lawfully sold and distributed in every jurisdiction covered by this Agreement.
16.5    Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ATTACHMENTS THERETO, ALLERGAN AND CONTRACTOR MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH REGARD TO THE PRODUCT INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE 17
INDEMNIFICATION
17.1    Allergan. Allergan agrees to defend, indemnify and hold Contractor, its officers, employees and agents harmless against any and all losses, damages, fines, costs, claims, demands, judgments and liability to, from and in favor of third parties resulting from, or relating to Allergan performance in breach of its duties, representations or warranties under this Agreement, except to the extent that any such losses, damages, fines, costs, claims, demands, judgments and liability are due to the gross negligence, willful misconduct and/or wrongful act(s) or omission(s) of Contractor, its officers, employees or agents.
17.2    Contractor. Contractor agrees to defend, indemnify and hold Allergan, its officers, employees and agents harmless against any and all losses, damages, fines, costs, claims, demands, judgments and liability to, from and in favor of third parties resulting from, or relating to Contractor performance in breach of its duties, representations or warranties under this Agreement except to the extent that any such losses, damages, fines, costs, claims, demands, judgments and liability are due to the gross negligence, willful misconduct and/or wrongful act(s) or omission(s) of Allergan, its officers, employees or agents.
17.3    Indemnification Process. A party (the “indemnitee”) that intends to claim indemnification under this Article 17 shall notify the other party (the “indemnitor”) promptly in writing of any action, claim or liability in respect of which the indemnitee believes it is entitled to claim indemnification, provided that the failure to give timely notice to the indemnitor shall not release the indemnitor from any liability to the indemnitee except to the extent the indemnitor is prejudiced thereby. The indemnitor shall have the right, by notice to the indemnitee, to assume the defense of any such action or claim within the fifteen (15) day period after the indemnitor’s receipt of notice of any action or claim with counsel of the indemnitor’ s choice and at the sole cost of the indemnitor. If the indemnitor so assumes such defense, the indemnitee may participate therein through counsel of its choice, but at the sole cost of the indemnitee. The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all reasonable out-of-pocket costs of such assistance shall be for the account of the indemnitor. No such claim shall be settled other than by the party defending the same, and then only with the consent of the other party which shall not be unreasonably withheld; provided that the indemnitee shall have no obligation to consent to any settlement of any such action or claim which imposes on the indemnitee any liability or obligation which cannot be assumed and performed in full by the indemnitor, and the indemnitee shall have no right to withhold its consent to any settlement of any such action or claim if the settlement involves only the payment of money by the indemnitor or its insurer.
17.4    Limitations of Liability.
(a)NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF ITS PERFORMANCE UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION LOSS OF REVENUES, COST OF COVER, LOSS OF PROFITS OR DATA, LOSS OF USE, WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
(b)WITH THE EXCEPTION OF GROSS NEGLIGENCE AND WILLFUL MISCONDUCT, CONTRACTOR’S LIABILITY UNDER THIS AGREEMENT FOR FIRST PARTY DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, RESTITUTION, WILL NOT EXCEED, THE AMOUNT OF MANUFACTURING FEES PAID BY ALLERGAN TO CONTRACTOR UNDER THIS AGREEMENT UP TO A MAXIMUM AMOUNT OF [***].
ARTICLE 18
INSURANCE
18.1    Contractor’s Insurance Requirements. Contractor shall have, at a minimum, the insurance coverage listed below:
(a)Worker Compensation, including Occupational Disease.
(i)Statutory Limits. Statutory Limits of the State in which the Product will be Processed and/or Packaged and
(ii)Employers Liability Insurance. Employers Liability Insurance with minimum limits of [***] each accident and a [***] disease policy limit.

(b)Comprehensive General Liability Insurance. Comprehensive General Liability Insurance with minimum limits of [***] for bodily injury and property damage..
(c)Products Liability Insurance. Products Liability insurance including bodily injury and property damage for all products and completed operations and work supplied under this agreement with a minimum policy limit of [***] per occurrence and [***] in the annual aggregate.
(d)Comprehensive Automobile Liability Insurance. Covering Contractor for claims arising from owned, hired, and non-owned vehicles for bodily injury and property damage with minimum limits of [***] per occurrence and [***] aggregate.
(e)Excess Liability Insurance. Contractor may fulfill its insurance obligations under Section 18 by use of Umbrella or Excess Liability policies but as long as such Umbrella or Excess Policy Form is Follow Form the coverages provided in the primary policies.
(f)Certificates of Insurance. Certificates of the above insurance must be filed with Allergan within five (5) days BEFORE THE TIME PERFORMANCE UNDER THIS AGREEMENT IS COMMENCED. Contractor represents (1) that all policies of insurance required hereunder shall by appropriate endorsement, or otherwise, provide for thirty (30) days prior written notice of cancellation to Allergan, and (2) that the Contractual Liability Insurance required hereunder, shall, by appropriate endorsement, or otherwise, specifically insure the terms and conditions as expressed in this Agreement, and (3) that all insurance policies, except Worker’s Compensation, shall identify Allergan as an additional insured under such policies. This Insurance Certificate shall be an integral part of this Agreement to which it is attached or incorporated by reference.
18.2    Allergan’s Insurance Requirements. While this Agreement is in full force and effect, and for a period of [***] following termination if written on a claims made basis, Allergan shall maintain commercial general liability insurance covering bodily injury and property damage, premises liability and personal/advertising injury in an amount not less than [***] per occurrence with an annual aggregate amount of not less than [***]; products liability coverage provided under this contract coverage in an amount not less than [***] per occurrence with an annual aggregate amount of not less than [***]. Notwithstanding the foregoing, Allergan can satisfy such insurance requirements through a program of self-insurance. Such evidence of insurance coverage can be in the form of the original policy or a Certificate of Insurance which shall name DPT as an additional insured. Concurrent with the execution of this Agreement, Allergan shall provide evidence of the foregoing insurance coverage to:
[***]

ARTICLE 19
FORCE MAJEURE
19.1    Excusing Performance. Neither Party shall be liable for the failure to perform its obligations under this Agreement if such failure is occasioned by a contingency beyond such Party’s reasonable control, including, but not limited to, strikes or other labor disturbances, lockouts, riots, wars, fires, floods, storms or other natural disasters, or failure of public utilities or common carriers.
19.2    Notice. A Party claiming a right to excused performance under Section 19.1 shall immediately notify the other Party in writing of the extent of its inability to perform, which notice shall specify the occurrence beyond its reasonable control that prevents such performance.

19.3    Resumption. Each Party shall employ all reasonable efforts, at its cost, toward resumption of its performance hereunder if such performance is delayed or interrupted by reason of force majeure. In the event that any Force Majeure circumstance cannot be removed or overcome within [***] (or such other period as the parties jointly shall determine from the date the party affected first became affected), then either party may, as the expiration of such period by notice to the other party terminate the term of this Agreement and neither Contractor nor Allergan shall be liable to the other for damages.
ARTICLE 20
DISPUTE RESOLUTION
20.1    Non-Legal Dispute Resolution. In the case of any dispute between the Parties regarding any section of this Agreement or any Batch of Product, which has not been resolved by reasonable negotiation between the involved personnel of Allergan and Contractor or by the use of an independent laboratory, the Vice President of Technical Operations of Allergan or his nominee will meet with the corresponding Vice President of Contractor to make all reasonable efforts to resolve the dispute before any other action is taken.
ARTICLE 21
CONFIDENTIALITY
21.1    Disclosure. During and in furtherance of this Agreement, each of the Parties hereto may disclose certain of its Confidential Information to the other Party.
21.2    Use of Confidential Information and Term. During term of this Agreement and for a period of [***] from the termination thereof unless superseded by a general CDA, each of the Parties hereto agrees (a) to use the Confidential Information only in connection with the terms of and performance of this Agreement; (b) to treat the Confidential Information as it would its own proprietary information; and (c) to take all reasonable precautions to prevent the disclosure of the Confidential Information to any individual or entity, (except to such of its employees and contractors who reasonably require same for purposes hereof and who are bound in writing to that Party by like obligations as to confidentiality and non-use), without the prior written consent of the other Party.
21.3    Exceptions to Confidential Information. Each of Allergan and Contractor shall be relieved of any and all obligations under Section 21.2 regarding Confidential Information which (a) was lawfully in the possession of the other Party as evidenced by the written records of such Party, and which was not acquired directly or indirectly from the disclosing Party’s group or any of the representatives or advisors to the disclosing Party, or in violation of any confidentiality agreement (b) at the time of disclosure, was generally available to the public; or which after disclosure hereunder becomes generally available to the public through no fault attributable to a Party hereto; (c) is hereafter made available for use or disclosure from any third party having a right, to the best of receiving Party’s knowledge, to do so, or (d) is required to be disclosed by the law or the rules of any applicable regulatory organization, provided, however, that the receiving Party shall so notify the disclosing party of its intent and cooperate with the disclosing Party on reasonable measures to protect the confidentiality of the information.
ARTICLE 22
INTELLECTUAL PROPERTY
22.1    Allergan IP. For purposes hereof, “Allergan IP” means all intellectual property and embodiments thereof owned by or licensed to Allergan as of the date hereof or developed by Allergan other than in connection with this Agreement. The Product and all related documents, processes, technology or know how supplied by Allergan hereunder shall only be used by

Contractor as specified in this Agreement, and shall be returned to Allergan upon request or upon termination of this Agreement.
22.2    Contractor IP, Invention or Discovery. “Contractor IP” means all intellectual property and embodiments thereof owned by or licensed to Contractor as of the date hereof or developed by Contractor other than in connection with this Agreement. Contractor shall promptly disclose only to Allergan any discovery or invention resulting from performance of this Agreement. The entire right, title, and interest in and to any invention resulting from performance of this Agreement shall be owned by Allergan. Allergan shall have the sole and exclusive right to obtain, at its option, patent protection in the United States and foreign counties on any such invention. Contractor shall assign to Allergan all right, title and interest in and to any invention or discovery relating to a specific Product. Contractor shall also render all reasonable assistance to Allergan in the filing and prosecution of U.S. and foreign counterpart patent applications.
22.3    Contractor’s Business Model. Notwithstanding the foregoing, or any provision contained herein, to the contrary, Allergan acknowledges that as a contract manufacturing organization, Contractor’s business involves the application of its expertise, technology and know-how to numerous pharmaceutical and other products and that Contractor retains the right (subject to its obligations under the applicable confidentiality provision) to apply such expertise, technology and know-how to a variety of products or services.
ARTICLE 23
OMITTED
ARTICLE 24
ADDITIONAL TERMS AND PROVISIONS
24.1    Currency. Unless otherwise indicated, all dollar amounts in this Agreement are expressed in the lawful currency of the United States of America.
24.2    Headings. The titles and headings herein are for convenience only and shall not be used to interpret or construe the terms and conditions of this Agreement.
24.3    Singular Terms. Except as otherwise expressly provided herein or unless the context otherwise requires, all references to the singular shall include the plural as well.
24.4    Trademarks. Allergan and Contractor hereby acknowledge that neither Party has, nor shall it acquire, any interest in any of the other Party’s copyrighted materials, trademarks, trade names, or other intellectual property unless expressly agreed to in writing. The Parties agree not to use any trademark or trade name of the other Party, except as specifically authorized by the other Party.
24.5    Independent Contractors. The Parties shall be deemed to be independent contractors, and this Agreement shall not be construed to create between Allergan and Contractor any other relationship such as, by way of example only, that of employer-employee, principal and agent, joint-venturer, co-partners or any similar relationship, the existence of which is expressly denied by the Parties hereto. Neither party shall have authority to conclude contracts or otherwise to act for or bind the other party in any manner, whatsoever, as agent or otherwise. Any and all contracts and agreements entered into by either party shall be for that party’s sole account and risk and shall not bind the other party in any respect.
24.6    Public Statements. Neither Party shall use or refer to, without the other Party’s prior written consent, the name of such other Party in any public statements, whether oral or written, including, but not limited to, shareholders reports, communications with stock market analysts, press releases or other communications with the media, or prospectuses; provided, however, that each Party may disclose to any authorized third party the existence and subject matter of this Agreement.
24.7    Assignment. Contractor may not assign this Agreement or any of its rights or obligations hereunder except with the written consent of Allergan, provided that Contractor may assign its rights under this Agreement without the consent of Allergan pursuant to an internal corporate reorganization. Subject to the provisions of Section 14.4(d), Allergan may assign this Agreement or any of its rights or obligations hereunder without approval from Contractor, provided, however, that Allergan shall give prior written notice of any assignment to Contractor, and any assignee shall covenant in writing with Contractor to be bound by the term of this Agreement. Notwithstanding the foregoing provisions of this Section, either Party may assign this Agreement to any of its Affiliates or to a successor to all or substantially all of its business, provided that such assignee executes an agreement with the non-assigning Party hereto whereby it agrees to be bound hereunder.
24.8    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the state of Delaware (regardless of its or any other jurisdiction’s choice of law principles). The parties shall initially attempt in good faith to resolve any significant controversy, claim, allegation of breach or dispute arising out of or relating to this Agreement through nonlegal dispute resolution in accordance the provisions of Section 20 and other applicable provisions of this Agreement. If the dispute is not resolved within thirty (30) days (or such other period of time mutually agreed upon by the parties) of notice of the dispute, then the parties agree to submit the dispute to arbitration as provided herein. Unless otherwise mutually agreed by the parties, only if the dispute is not resolved through negotiations as set forth herein, may a party resort to arbitration. All disputes relating in any way to this Agreement shall be resolved exclusively through arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association as then in effect. In the event either party demands arbitration, it shall do so within thirty (30) days after the expiration of the notice of the dispute (or any mutually agreed extension) and shall include a request that such arbitration be held within thirty (30) days of such demand. The arbitration hearing shall be held as soon as practicable. The arbitration hearing shall be held in New Jersey and shall be before a single arbitrator selected by the parties in accordance with the Commercial Arbitration Rules of the American Arbitration Association pursuant to its rules on selection of arbitrators. The arbitrator shall render a formal, binding non-appealable resolution and award on each issue as expeditiously as possible but not more than ten (10) business days after the hearing. In any arbitration, the prevailing party shall be entitled to reimbursement of its reasonable attorneys’ fees and the parties shall use all reasonable efforts to keep arbitration costs to a minimum.
24.9    Notices. Any notice, approval, instruction or other written communication required or permitted hereunder shall be sufficient if made or given to the other Party by personal delivery or nationally recognized courier service to the mailing address set forth below:

If to Allergan:
	Address:	[***]

With a copy to:		General Counsel
Fax number: [***]

If to Contractor:
	Address:	[***]

or to such other addresses provided to the other Party in accordance with the terms of this Section. Notices of written communication made or given by personal delivery or courier service shall be deemed to have been sufficiently made or given when sent (receipt acknowledged).
In addition, a fax copy shall be sent to the other party. If the fax is lengthy, a fax notice shall be sent to the other party at the fax number listed herein alerting them that a written communication has been made or given.
24.10    Additional Product. The Parties covenant and agree that additional Product may be added to this Agreement (through use of a Product Schedule similar to the one attached hereto as Exhibit A) and such additional Product shall be governed by the general conditions hereof with any special terms (including, without limitation, fees) governed by an addendum hereto and signed by both parties.
24.11    Entire Agreement. This Agreement and any Exhibits, Product Schedules and other attachments hereto, constitutes the full, complete, final and integrated agreement between the Parties hereto relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions, or understandings with respect to the subject matter hereof. Any modification, amendment, or supplement to this Agreement must be in writing and signed by authorized representatives of both Parties. If there is any conflict between this Agreement and the terms and conditions contained on any Purchase Order or in any Schedule hereto, the terms and conditions of this Agreement shall prevail.
24.12    Amendments: No Waiver. No provision of this Agreement may be amended, revoked or waived except in writing signed and delivered by an authorized officer of each Party. No failure or delay on the part of either Party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.
24.13    Validity. Should any part or provision of this Agreement be held unenforceable or invalid, the invalid or unenforceable provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the Parties.

24.14    Headings. The descriptive headings in this Agreement are inserted for the convenience of reference only and are not intended to be part of or affect the meaning of or interpretation of this Agreement.

24.15    Execution in Counterparts. This Agreement may be executed, either by original or by facsimile signature, in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. If by facsimile, an original shall be sent to each Party as soon as reasonably possible for its permanent files.
24.16    Performance Review. Representatives of Allergan and Contractor shall meet quarterly to review performance metrics, resolution of past issues, action plans for current issues and any business issues relating to the work being performed by Contractor for Allergan.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement.

Allergan Sales, LLC		DPT Laboratories, Ltd.

By:	/s/ Stuart Glickman	By:	/s/ Paul Josephs
Name:	Stuart Glickman	Name:	Paul Josephs
Title:	VP, Global Supply Chain	Title:	Head of CDMO, Global Bus. Dev.
Date:	November 29, 2018	Date:	August 16, 2018